EXHIBIT 10.14

DESCRIPTION OF 2006 SALARIES FOR
2005 NAMED EXECUTIVE OFFICERS

On February 14, 2006, the registrant’s Compensation Committee of the Board of Directors approved salaries for the executive officers of the Company related to the year 2006. Annualized salary rates for 2006 for the executive officers of the registrant who are expected to be named in the executive compensation disclosures of the registrant’s 2006 proxy statement (“2005 Named Executive Officers”) are: J. Kenneth Glass ($944,000), Gerald L. Baker ($700,000), Charles G. Burkett ($675,000), Jim L. Hughes ($623,000), and Larry Martin ($482,000). Salaries generally were increased 3% over 2005, in line with the average increase for other employees for 2006, other than for Mr. Baker and Mr. Burkett in recognition of the changes in 2006 of their responsibilities. Salary rates approved at that time are effective for the remainder of the year. The new salary rates generally are not retroactive to the beginning of the year, except for Mr. Baker and Mr. Burkett due to their promotions in late 2005.